Exhibit 99.1

TRANSCRIPT OF HORIZON LINES HOLDING CORP. AND H-LINES FINANCE HOLDING CORP. QUARTERLY EARNINGS RELEASE CONFERENCE CALL FOR HORIZON BONDHOLDERS AND DEBTHOLDERS – FIRST QUARTER 2005

Charles Raymond: (CEO)	Good morning and thank you for joining us for Horizon Lines’ first quarter 2005 earnings call. Joining me on the call today here in Charlotte is Mark Urbania, our Senior Vice President of Finance and Administration, and from Dallas, Texas, our Chief Operating Officer, John Keenan.

This call is being conducted to give you insight into our first quarter of 2005 earnings and to allow an opportunity to ask questions that would pertain to these results.

Before we begin, as usual, the lawyers have asked me to read a brief statement. This call is intended for the benefit of the holders of the 9% senior notes and the 11% senior discount notes, and, for reasons I’ll explain later, we will not be providing any projections or making any other forward looking statements during this call. If we should make any forward looking statements, we expressly disclaim any duty to update these statements based on new information, future events or otherwise. For information about the risk factors related to our business, you might refer to our offering circular dated June 30, 2004 that relates to our 9% senior notes and our offering circular dated December 7, 2004 that relates to the 11% senior discount notes. In addition, the statements made by management on this call do not constitute an offer to sell or the solicitation of an offer to buy any securities.

Now before we discuss our earnings results, I’d like to cover recent regulatory developments. A lot has happened since we were last together in February. First, in early March, Horizon Lines, Inc., the parent of the issuers of the 9% senior notes and the 11% senior discount notes, filed a Form S-1 registration statement with the Securities and Exchange Commission for a possible initial public offering of its common stock. We’ve subsequently filed one amendment to the S-1. That S-1 is not yet effective and we are working through the SEC process. We have not yet begun to market the IPO as you know.

In addition, at the end of March, our subsidiaries that issued the two tranches of notes filed Form S-4 registration statements with the SEC for the exchange offers that we are required to make with respect to these securities. These filings satisfied our contractual obligations to make timely filings of the S-4’s and we are now working through the SEC process to meet our contractual obligations to go effective on the S-4’s and consummate the exchange offers within the prescribed time periods. The lawyers have also asked me to mention that there is no assurance that the IPO will be consummated and no assurance that the terms of the IPO as set forth in the S-1 amendment on file with the SEC will not change. Although we’ve stated in the S-1 amendment the intention to claw back portions of the 9% senior notes and the 11% senior discount notes, there is no guarantee that we’ll do so and you shouldn’t rely on any such statements. The lawyers have also asked me to explain that, as a result of our S-1 and S-4 filings with the SEC, we are now in an SEC-mandated quiet period and therefore we’re subject to restrictions on the statements we can make to you. So, as a result, this will be a rather dry discussion. Until we exit the quiet period, we will not be making projections or other forward-looking statements.

Now that I’ve given this update on the regulatory front, I’d like to just turn my comments back to the business for a minute. Before I ask Mark to take you through the numbers in detail, let me give you a brief recap of the first quarter results. I am very pleased to report that Horizon Lines generated operating income of $10.3 million for the first quarter of 2005, representing an improvement of $7.6 million over the $2.7 million reported in the first quarter of 2004.

Revenue grew to $257.6 million in the first quarter of 2005, exceeding that of the first quarter of 2004, which you may recall was $220 million. Our first quarter 2005 exceeded that number by $37.6 million or 17.1%. Now this revenue increase was driven by four major factors. First, a quarter over quarter container volume increase of right around 5%. Secondly, general rate increases, intermodal and other surcharges, and cargo mix improvements in our trades. Third, as you may recall, when we file and implement bunker surcharges they are included in our ocean rates and so our increased bunker fuel surcharges are therefore included in revenue. These offset higher fuel costs that we incur day to day. Finally, number four, revenue from a contract which you may recall was awarded in 2004 for Horizon Lines to manage seven vessels for the Military Sealift Command of the U.S. Navy.

Operating expenses during the same period increased by only $30 million or 13.8% from $217.3 million to $247.3 million. Obviously this focus and management of costs allowed us to drive down our operating ratio by 2.8 percentage points, from 98.8% in the first quarter of 2004 to 96.0% the first quarter of 2005.

The first quarter trends in all of our trades exceeded those of the 2004 first quarter. Just a quick discussion on each of them. First, Alaska is enjoying strong volumes from both northbound and southbound shippers. Northbound volume was driven by shipments by a variety of customers, but primarily a sign of continuing optimism in the Alaskan economy. Gains in the southbound volume largely resulted from strong seafood shipments out of the state. In Puerto Rico, our volumes were also ahead of 2004 and our customer base tells us that business is strong in the Commonwealth. And then finally, volumes in Hawaii and Guam, while essentially flat with the prior year, did bring us improved cargo mix and better paying freight particularly in the garment and military household good shipments, exporting from Hawaii, Guam and the Northern Mariannas. So to recap for the quarter, our revenue is up 17.1%, expenses up 13.8% and our operating ratio improved from 98.8% down to 96%. And now with that, I’ll turn over the discussion of the financials to Mark Urbania.

Mark Urbania: (CFO)	As in the past, we provided you the unaudited condensed and consolidated financial statements of both Horizon Lines Holding Corp. and H-Lines Finance Holding Corp. for first quarter of 2005 in a comparative format to the first quarter 2004. As you know, the reason we are providing both sets of these financial statements is because the 9% bonds and the bank debt are recorded at the Horizon Lines Holding Corp. level and the 11% senior discount notes that were sold in early December of 2004 are on the books of H-Lines Finance Holding Corp.

Our adjusted EBITDA for the first quarter of 2005 was $27.7 million compared to just $19 million for the first quarter of 2004, which represents a healthy improvement of $8.7 million or 45.8%. Now we define adjusted EBITDA as EBITDA further adjusted to exclude various unusual items and other adjustments as permitted in calculating covenant compliance under our credit agreement for the bank and calculate adjusted EBITDA pursuant to the relevant definitions in the credit agreement. Also, we have reviewed the “addbacks” with you in the past and they are further detailed in the offering circulars dated June 30, 2004 and December 7, 2004 and in our recent S-4 filings. For the first quarter of 2005, these “addbacks” are limited to only management fees incurred to an affiliate of our controlling stockholder in the amount of $750,000.

The quarter over quarter EBITDA improvement is attributable to top line revenue growth in the markets that we just serve as Chuck just reviewed with you. The operating revenue increased to $257.6 million for the first quarter of 2005 compared to $220.0 million for the first quarter of 2004, a $37.6 million increase, or 17.1%. Revenue container volumes shipped grew by nearly 5%, helping to drive this increase that Chuck reviewed. Other reasons for the growth in operating revenues include increase fuel surcharge implemented to mitigate the increases in fuel cost and other rate improvements from general rate increases and improvements in our cargo mix. Additionally, we saw an increase of $5.5 million as a result of a management contract that we were awarded in late 2004 to manage seven oceanographic vessels. This contract began late in 2004 and is now fully underway.

Switching over to looking at EBITDA on an LTM basis, it has grown to $129.9 million at the end of our first quarter of 2005 compared to $121.2 million at the end of 2004. LTM revenue has grown to $1,017.9 million compared to $980.3 million at the end of 2004. From a leverage perspective, our debt to LTM adjusted EBITDA as of the end of 2005 was 4.7 compared to 5.1 at the end of 2004. From a cash flow perspective, the first quarter of each year, typically, as we’ve reviewed in the past, uses a higher amount of operating cash as the majority of our annual lease payments and our annual management bonuses are made in January. Cash flow from operating activity resulted in a use of cash of $12.3 million for the first quarter of 2005 compared to a use of cash of $26.2 million for the first quarter of 2004. This represents an improvement of $13.9 million. This improvement in cash flow from operating activity is attributable to lower payments on our leased vessels and improved profitability. Net cash used in investing activities decreased to approximately $900 thousand in the first quarter of 2005 compared to $7.4 million in the first quarter of 2004. This decrease is primarily due to the purchase of the Horizon Expedition of $3.8 million and additional capital expenditures in terminal assets in the first quarter 2004. Our cash balance at the end of first quarter of 2005 was $42.7 million compared to just $8.2 million at the end of the first quarter of 2004 and that compares to $56.3 million at the end of 2004.

Question:	My first question is related to port congestion. I was wondering if you could give us any update as to how you are seeing flow-through in Long Beach and as to the hiring of additional stevedores, etc. to help relieve some of the congestion there.

Answer:	We learned a lot last year. As you may recall we had forecasted only 6 to 6.5% growth on the west coast. We actually incurred something closer to 12% last year. This year we have done a better job of forecasting. We brought in professional people to do it rather than just relying on our customers and we have a forecast that is in the 13% range. As we sit here today, across the west coast, not just in Long Beach and Los Angeles, but also up in Seattle and Tacoma, we are in good shape, we brought extra people into the workforce. That is the first step: to go out and put this solicitation out and go through the clearances and bring the people on board. The second step is to train the people in the appropriate skills: crane drivers, top handlers, drivers, etc. It takes a little more time to get that done. We feel pretty good about that right now and I think we are in good shape. We have not had any issues so far in Southern California and I think that we have done a good job of training the work force and PMA has a much better forecasting system in place.

Question:	Are you still utilizing the additional vessel on those routes to help relieve some of the effects of the congestion?

Answer:	No. We have had that vessel operating a couple of months so far this year while we were drydocking other vessels on the Pacific coast, and the ship will be entering the Alaska trade towards the end of this month as a extra sailing to the Alaska marketplace between May and August.

Question:	The second question I have is related to the fuel surcharges, and I am not sure you can give us this number, but what percentage of your fuel costs were passed through in the form of the surcharges?

Answer:	You know we have surcharges in all three trades and they are varying as the fuel costs have gone up, and we have continued to ratchet the surcharges up. It is roughly 6% of our revenue in the first quarter, but as we reviewed with you in the past, we are passing along our incremental fuel costs to our customers and through the first quarter of 2005, we have been able to recover all our incremental fuel cost for that quarter, as we did all of 2004.

Question:	With respect to ship leasing, I know that there was a Matson deal announcing that the Kvaerner shipyards would help support the building of two additional ships to put in the China trade, and Overseas Shipholding Group also recently signed a pretty big deal with Kvaerner to lease a number of Jones Act product carriers. Is Horizon looking to sign similar leasing deals with some shipyards to avoid to having to purchase some vessels and instead just put them on really long-term leases? Is that something the company is looking at now or would look at in the near future?

Answer:	We are not currently looking at it. We stay abreast of those things and certainly when and, as we get to the point of vessel replacement, of course that is not in the near term, we will certainly look at all options.

Question:	With respect to Matson signing the deals for the two new ships with Kvaerner going into the China trade, I just wanted to get your feelings on the two new ships coming into the Hawaii trade. Would you consider expanding into the China business?

Answer:	Let me answer that in a couple of ways. Number one, as it relates to Matson per se, we obviously are not privy to their studies. However, we are participating in the China trade, kind of indirectly. I will explain how that happens. Matson will be running vessels from the U.S. west coast, from Long Beach through Hawaii and Guam to Asia and back. As we calculate, that looks like a capacity increase, when it is fully implemented, of somewhere in the 7 to 8% range. I think that is healthy for the trade. The Hawaii market is growing, last year it grew at 4.5%, so I think Matson has made a good call there.

It is very similar to what we do today, we operate our vessels in the TP-1 string from Tacoma and Oakland, California, out to Hawaii and Guam and then to Asia, quite similar to what Matson is talking about doing, although from Southern California once they get their deployment put in place. Now the participation in the China market by the two carriers is a little bit different. In the case of Matson, they are going to appoint an agent, or a couple of agents possibly, in China and be a direct carrier of cargoes from Asia to the U.S in that marketplace. Our approach is a little bit different. As you may recall we have an agreement with Maersk, which we have renewed through 2007 and which has now been in place for 5 years plus. We do the same thing as Matson does. However, we chose to wholesale the space out of Asia, and to not get involved in the vagaries of the trade and not have to have the organization in place to sell that and to operate that, and the equipment necessary to service that trade, including the equipment that matriculates into the lower 48. What we have done with Maersk is on a kind of take or pay basis, so they guarantee the purchase of those slots from us each week on a take or pay basis.

That is a long explanation but there are some specific differences. It boils down to basically close to the same. Matson has chosen to retail their space and we have chosen to wholesale it.

Question:	Thank you. Also, I know you stated about $20 million in drydocking expenses here. Are any big drydockings scheduled for 2006?

Answer:	No, what we try to do is schedule our drydockings so we have an average of 5 to 6 on a per annual basis. For the 2006 period, we typically have six vessels that will be drydocked. There is nothing unusual that we expect on any of the drydockings—just the typical maintenance and repair and some minor vessel improvements to enhance the cargo carrying capabilities.

Charles Raymond:	Once again, we would like to thank you for your time this morning. I hope this information was helpful and we look forward to sharing our earnings for the second quarter, probably sometime in the mid-part of July. Thank you.